EXHIBIT 5.1

[Letterhead of David M. Bovi, P.A.]

August 7, 2015

SMTP, Inc.

10 Tara Blvd, Suite 430

Nashua, NH 03062

Ladies and Gentlemen:

We have acted as counsel to SMTP, Inc., a Delaware corporation (the “Company”) in connection with its entry into a purchase agreement (the “Underwriting Agreement”) dated August 7, 2015, between the Company and Craig-Hallum Capital Group LLC as representative of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company is selling 800,000 shares of Common Stock, par value $0.001 per share (the “Company Shares”), pursuant to a registration statement on Form S-3 (Registration No. 333-201350) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a base prospectus dated January 16, 2015, a preliminary prospectus supplement dated August 3, 2015, and a final prospectus supplement dated August 7, 2015 (all of the foregoing, collectively, the “Prospectus”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Company Shares have been duly authorized and when issued and sold in accordance with and in the manner set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K (and the incorporation of this opinion into the Registration Statement by reference), and to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ David M. Bovi, P.A.